Exhibit 99.1

Maui Land & Pineapple Company appoints new board members to support next chapter of growth

Accomplished Hawai‘i business leaders, Catherine Ngo and Ken Ota appointed as Independent Directors

Maui, Hawaiʻi / January 3, 2024 – Maui Land & Pineapple Company, Inc. (NYSE: MLP) announced the appointment of two new Independent Directors to its Board, effective January 1, 2024: Catherine Ngo, a seasoned leader at the intersection of finance, technology, and law; and Maui native Ken Ota, a successful local entrepreneur with over 30 years of experience in the construction industry and water infrastructure.

“Catherine and Ken embody esteemed leadership and we are honored to add them to our diverse slate of Directors. We look forward to their thoughtful guidance as we chart the course for a future of growth,” said Race Randle, CEO of Maui Land & Pineapple Company. “Their expertise includes local and national best practices in areas ranging from finance to critical infrastructure, which will bring valuable insights as we maximize the utilization of our land and commercial assets. Our next steps aim to support community needs while delivering increased value to our stakeholders.”

Catherine Ngo	Ken Ota

Catherine Ngo is an expert in finance, technology, and law, with decades of experience in the public, private and nonprofit sectors. She currently serves as the Chair of Central Pacific Financial Corp (NYSE: CPF), and was previously Executive Vice Chair. Prior to that, she served as President and CEO of Central Pacific Bank for six years. Ngo was also a founding general partner of Startup Capital Ventures, an early-stage venture capital firm established in 2005. A graduate of the University of Virginia School of Law, Ngo started her career in private law practice for seven years, then joined Silicon Valley Bank (SVB) as Executive Vice President and General Counsel until 2005, where she also oversaw the operations and risk divisions of the company. Ngo is actively involved in several prominent boards and committees including Queen’s Health Systems, Hawaiʻi Community Foundation, and Catholic Charities of Hawaiʻi. She also serves as a board member for Hawaiʻi Gas, chairs the Federal Reserve Bank Community Depository Institutions Advisory Council (FRB CDIAC) for the 12th District, and is a member of the National FRB CDIAC in Washington, D.C.

Ken Ota has more than three decades of experience in the construction industry and has become a local expert in water-related infrastructure. Ota founded and led Pacific Pipe Company as President and CEO. In 2021, Pacific Pipe Company was acquired by Core and Main, Inc. (NYSE: CNM), one of the world’s leading distributors of water, wastewater, storm drainage and fire protection products, where Ota continues to serve as Hawai‘i Area Director. Ota is an active member of the Maui community and currently serves on the State of Hawaiʻi Licensing Board of Engineers, Architects, Surveyors, and Landscape Architects as well as the Alexander & Baldwin Sugar Museum. He is also a board member of the private equity and real estate company, Tradewind Capital. Ken graduated from the University of Hawai‘i at Manoa with a bachelor’s degree in Business Finance.

With the addition of Ngo and Ota, Maui Land & Pineapple Company’s Board of Directors will be comprised of seven independent directors of diverse communities with versatile expertise.

Media Kit

●	Photos (Courtesy: Maui Land & Pineapple Company)

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) is dedicated to the thoughtful stewardship of over 22,000 acres of land along with approximately 260,000 square feet of commercial properties. Founded as a family company in 1909, today MLP envisions a future where Maui residents thrive in more resilient communities with additional housing opportunities, food and water security, and renewed connections of people and place. For over a century, MLP has built a legacy of authentic innovation through conservation, agriculture, community building, and land management. Our mission is to carefully maximize the productive use of our assets in a way that honors the past, meets the critical needs of the present, and enables a thriving future.

Company assets include land for future residential communities within the world-renowned Kapalua Resort, home to luxury hotels such as The Ritz-Carlton Maui and Montage Kapalua Bay, two championship golf courses, pristine beaches, a network of walking and hiking trails and the Pu‘u Kukui Watershed, the largest private nature preserve in Hawai‘i.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the utilization of our land and commercial assets, the impact of our new directors and value creation to our stakeholders. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Maui Land & Pineapple Company. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Maui Land & Pineapple Company’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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CONTACT

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company

e: wkodama@kapalua.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company

e: ashley@mauiland.com

Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications

e: dylan@bennetgroup.com